UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 5, 2016

INOTEK PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-36829	04-3475813
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

91 Hartwell Avenue Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 676-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 5, 2016, Inotek Pharmaceuticals Corporation (NASDAQ: ITEK) (the “Company”) completed its previously announced public offering (the “Offering”) of $50 million aggregate principal amount of the Company’s 5.75% Convertible Senior Notes due 2021 (the “Notes”) pursuant to the terms of an underwriting agreement, dated as of August 1, 2016 (the “Underwriting Agreement”), by and between the Company and Cowen and Company, LLC. The net proceeds to the Company from the sale of the Notes, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, were approximately $46.9 million. The Company intends to use the net proceeds from this offering to fund the continued testing of trabodenoson as a monotherapy and as a fixed-dose combination with latanoprost, for the reduction of intraocular pressure, as well as for general corporate purposes.

The Notes are governed by the terms of a base indenture (the “Base Indenture”), as supplemented by the first supplemental indenture thereto (the “Supplemental Indenture” and the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), each dated as of August 5, 2016, by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”). The Notes bear cash interest at the rate of 5.75% per annum, payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2017. The Notes will mature on August 1, 2021, unless earlier repurchased, redeemed or converted in accordance with their terms. The Notes will be convertible at the option of holders of the Notes at any time until the close of business on the second business day immediately preceding the maturity date. Upon conversion, holders of the Notes will receive shares of the Company’s common stock.

The conversion rate for the Notes will initially be 124.7505 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $8.02 per share of common stock, and is subject to adjustment under the terms of the Notes. In certain circumstances, the conversion rate will be increased in connection with voluntary conversions by the holders of the Notes or following certain corporate events that occur prior to the maturity date for a holder who elects to convert its Notes in connection with such corporate event. Holders of the Notes may require the Company to repurchase their Notes upon the occurrence of a fundamental change prior to maturity for cash at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The Company may redeem for cash all or any portion of the Notes, at its option, if the last reported sale price of its common stock is equal to or greater than 200% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending within the five trading days immediately preceding the date on which the Company provides written notice of redemption. The redemption price will be equal to 100% of the principal amount of the principal amount of Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Indenture contains customary terms and covenants and events of default. If an event of default (other than certain events of bankruptcy, insolvency or reorganization involving the Company) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare 100% of the principal of, and any accrued and unpaid interest on, all of the Notes to be due and payable. Upon the occurrence of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest, if any, on all of the Notes will become due and payable automatically. Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects and for up to 180 days, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right to receive additional interest on the Notes.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by the full text of the Base Indenture and the Supplemental Indenture that are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein. The Form of Note is attached as Exhibit 4.3 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Base Indenture, dated as of August 5, 2016, by and between Inotek Pharmaceuticals Corporation and Wilmington Trust, National Association

4.2	First Supplemental Indenture, dated as of August 5, 2016, by and between Inotek Pharmaceuticals Corporation and Wilmington Trust, National Association

4.3	Form of 5.75% Convertible Senior Note due 2021 (included in Exhibit 4.2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2016	INOTEK PHARMACEUTICALS CORPORATION

	By:	/s/ Dale Ritter
Dale Ritter Vice President – Finance

Exhibit Index

Exhibit No.	Description

4.1	Base Indenture, dated as of August 5, 2016, by and between Inotek Pharmaceuticals Corporation and Wilmington Trust, National Association

4.2	First Supplemental Indenture, dated as of August 5, 2016, by and between Inotek Pharmaceuticals Corporation and Wilmington Trust, National Association

4.3	Form of 5.75% Convertible Senior Note due 2021 (included in Exhibit 4.2)